EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-50051, 333-82069, 333-97569, 333-155273 and 333-167170 on Form S-8 of our reports dated February 29, 2012, relating to the consolidated financial statements and financial statement schedule of The Wendy’s Company, and the effectiveness of The Wendy’s Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Wendy’s Company for the year ended January 1, 2012.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 29, 2012